Exhibit 10.2

FOURTH AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of October 25, 2004 (the “Agreement”) among Atlantic Express Transportation Group Inc., a New York corporation (“Group”), Atlantic Express Transportation Corp., a New York corporation (the “Company”), and Nathan Schlenker (the “Executive”).

WHEREAS, the Executive is presently employed by the Company, a wholly owned subsidiary of Group, under the Third Amended and Restated Employment Agreement dated as of March 31, 2003, as amended by the letter agreement dated March 2, 2004 (as amended, the “Prior Agreement”);

WHEREAS, the Company desires to secure the continued services of the Executive, and the Executive desires to continue in the employment of the Company and, in connection therewith, the Company, Group and the Executive desire to amend and restate the terms and provisions of the Prior Agreement to, among other things, set forth the terms of such continued employment.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth and for other good and valuable consideration, the Company, Group and the Executive hereby agree to amend and restate the Prior Agreement in its entirety, as follows:

1. EMPLOYMENT AND DUTIES

1.1. General. Commencing on November 1, 2004 (the “Effective Date”), the Company shall employ the Executive, and the Executive agrees to serve, as Director of Finance of the Company, upon the terms and conditions herein contained during the Initial Term (as defined below), and in such capacity the Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board of Directors (the “Board”).

1.2. Exclusive Services. During the Initial Term, the Executive shall devote his full-time working hours, four (4) days a week, to his duties hereunder and shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities which would interfere significantly with his faithful performance of his duties hereunder without the consent of the Board.

1.3. Term of Employment. The “Initial Term” of Executive’s employment under this Agreement shall commence as of the Effective Date and shall terminate on the earlier of (a) October 31, 2005 or (b) on the last day of the month a written notice of termination is delivered by either party, which notices shall be delivered not less than 10 business days prior to such termination date.

Upon the termination of the Initial Term, the Company shall employ the Executive until October 31, 2005 (the “Second Term”, and together with the Initial Term, the “Employment Term”) on a part-time basis. During the Second Term, the Executive shall devote his full-time working hours, ten (10) day days a month, to his duties. The Company shall not have any obligation to employ the Executive for the Second Term (a) if the Executive resigns, (b) if the Executive has been disloyal to Group, the Company or any of their respective affiliates by assisting transportation competitors of Group, the Company or any of their respective affiliates to the disadvantage of Group, the Company or any of their respective affiliates by a breach of Section 6 or by otherwise actively assisting such competitors to the disadvantage of Group, the Company or any of their respective affiliates (a “Disloyalty Event”) or (c) if the Initial Term is not terminated prior to October 31, 2005.

2. SALARY

2.1. Base Salary. During the Initial Term, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate equal to eighty percent (80%) of the Executive’s then Base Salary under the Prior Agreement, payable monthly on or about the 15th day of each month in equal installments in accordance with the Company’s payroll practices.

2.2. Second Term Compensation. During the Second Term, the Executive shall be entitled to receive (a) a salary of $8,333 per month and (b) additional compensation of $800 per day for each day the Executive is required to work in excess of ten (10) days for any month.

3. EMPLOYEE BENEFITS

3.1. General Benefits. The Executive shall receive the following benefits during the Initial Term:

(a)                                  the Executive will be eligible to participate in benefit programs of the Company consistent with those benefit programs provided from time to time to other senior executives of the Company;

(b)         an annual life insurance premium allowance of $2,500 payable annually in February of each year;

(c)                                  an automobile allowance of $250 per month and the exclusive use of a company car;

(d)                                 a travel allowance not to exceed $15,000 annually; and

(e)                                  participation in any executive incentive plan which might be implemented by the Board during the Employment Term.

3.2. Vacation. During the Initial Term, the Executive shall be entitled to 20 days paid vacation each year in accordance with the applicable policies of the Company.

3.3. Reimbursement of Expenses. The Company will reimburse the Executive for reasonable, ordinary and necessary business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures in accordance with the Company practices consistently applied.

3.4. Second Term Travel Reimbursement. During the Second Term, the Executive shall be reimbursed for his travel expenses between his home and the Company’s offices in Staten Island, New York.

3.5. Benefits upon Termination. Upon the termination of the Executive’s employment, the Company shall provide the Executive with two (2) years of medical coverage under the same terms as medical coverage is offered to other executives of the Company.

3.6. Non-Renewal Severance Pay. The Company hereby acknowledges that the Executive is entitled to receive the Non-Renewal Severance Pay on November 1, 2004 in accordance with the Section 3.4 of Prior Agreement.

4. [intentionally deleted]

5. [intentionally deleted]

6. NON COMPETITION/NON SOLICITATION AND CONFIDENTIALITY

6.1. Noncompetition/Nonsolicitation. The Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (a) engage in, or acquire an interest in any entity or enterprise which engages in, any business that is in competition with any business actively conducted by Group, the Company or any of their respective subsidiaries within (i) the counties then served by Group, the Company or their respective subsidiaries as well as adjacent counties, and (ii) any other counties in which Group, the Company or their respective subsidiaries has made a bid within 36 months prior to the Executive’s termination and any adjacent counties in which Group, the Company or their respective subsidiaries conducts business; (b) solicit or endeavor to entice away from Group, the Company or any of their respective subsidiaries any person who is, or was during the then most recent 36-month period, employed by or associated with Group, the Company or any of their respective subsidiaries, or (c) solicit or endeavor to entice away from Group, the Company or any of their respective subsidiaries, or otherwise interfere with the business relationship of Group, the Company or any of their respective subsidiaries with, any person or entity who is, or was within the then most recent 36-month period, a customer, client or prospect of Group, the Company or any of their respective subsidiaries. The obligations of this Section 6.1 shall apply for 18 months, or a period of 24 months if, as of termination of the employment of the Executive, more than a majority of the Common Stock of Group is then owned by the current shareholders of Group, after termination of employment of the Executive as well as during employment and shall be extended by a period of time equal to any period during which the Executive shall be in breach of such obligations.

6.2. Confidentiality. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with Group, the Company or any of their respective subsidiaries and affiliates. The term “confidential information” includes information not previously disclosed to the public or to the trade by the Company’s or Group’s management, or otherwise in the public domain, with respect to the Company’s or Group’s or any of their respective affiliates’ or subsidiaries’ products, services, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product or service price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s or Group’s products), business plans, prospects or opportunities.

6.3. Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of Group and the Company. All business records, papers and documents kept or made by the Executive relating to the business of Group, the Company or their respective subsidiaries shall be and remain the property of Group and the Company.

6.4. Injunctive Relief. Without intending to limit the remedies available to Group and the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to Group, the Company or their respective affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Group and the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason a final decision of any court determines that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

7. GUARANTEES

7.1. Indemnification. Group, the Company and each of their subsidiaries, jointly and severally, shall indemnify the Executive and his spouse, heirs, estate, executors and administrators (collectively, the “Indemnitees”) and hold such Indemnitees harmless from and against, and pay and reimburse the Indemnitees for, any and all demands, payments, claims, actions, losses, damages, liabilities, obligations, fines, taxes, deficiencies, costs and expenses (including reasonable attorneys’ fees), whether or not resulting from third-party claims, including interest and penalties with respect thereto, asserted against or incurred or sustained by an Indemnitee in connection with or arising out of any personal guaranty or undertaking by the Executive of any obligation of Group, the Company or any of their subsidiaries (collectively a “Guaranty”).

7.2. Future Subsidiaries. In the event, Group, the Company or any of their subsidiaries acquires or forms a subsidiary after the date hereof, Group and the Company shall cause such newly acquired or formed subsidiary to execute and deliver a supplement to this Amendment, which supplement shall provide that such newly acquired or formed subsidiary will indemnify the Indemnitees in accordance with Section 7.1 hereof.

8. MISCELLANEOUS

8.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company or Group, to it at:

Atlantic Express Transportation Corp.

7 North Street

Staten Island, NY 10302

Attention: Corporate Secretary

with a copy to:

GSCP III Holdings (AE), LLC

c/o Greenwich Street Capital Partners, Inc.

12 E. 49th Street

Suite 3200

New York, New York  10017

Fax: (212) 884-6184

Attention: Matthew Kaufman

and:

To the Executive:

Nathan Schlenker

347 Horning Road

Palatine Bridge, NY 13428

Fax:  (518) 673-5071

Any such notice or communication shall be sent certified or registered mail, return receipt requested, or by facsimile, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.

8.2. Severability. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

8.3. Assignment. This Agreement shall inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. Each of Group and the Company may assign this Agreement without prior written approval of the Executive upon the transfer of all or substantially all of its business and/or assets (whether by purchase, merger, consolidation or otherwise), provided that the successor to such business and/or assets shall expressly assume and agree to perform this Agreement.

8.4. Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between or among Group, the Company and the Executive, including the Prior Agreement. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

8.5. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with his employment hereunder.

8.6. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

8.7. Survival. Section 3.4 (relating to benefits upon termination), Article 6 (relating to noncompetition, nonsolicitation and confidentiality) and 8.6 (relating to governing law) shall survive the termination hereof.

8.8. Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

8.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company and Group have caused this Agreement to be duly executed by their authorized representatives and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

ATLANTIC EXPRESS
TRANSPORTATION GROUP INC.

By:	/s/ Domenic Gatto
Name: Domenic Gatto
Title: President

ATLANTIC EXPRESS
TRANSPORTATION CORP.

By:	/s/ Domenic Gatto
Name: Domenic Gatto
Title: President

EXECUTIVE:

/s/ Nathan Schlenker
Nathan Schlenker